Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Crown PropTech Acquisitions (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated January 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Crown PropTech Acquisitions as of December 31, 2020 and for the period from September 24, 2020 (inception) through December 31, 2020 appearing in the Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on January 21, 2021 (File No. 333-252307), of Crown PropTech Acquisitions.

/s/ Marcum llp

Marcum llp

New York, NY

February 8, 2021